Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES FIRST QUARTER RESULTS

ST. PAUL, Minn., April 14, 2011 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2011.  Highlights from the quarter compared to the prior-year period include:

•	Total revenues increased 21.6% to $25.7 million

•	Gross profit increased 29.0% to $10.5 million

•	Operating income was $1.2 million compared to $0.1 million, an increase of 944.9%

•	Net income was $0.8 million compared to $0.1 million, an increase of 910.4%

•	Earnings per diluted share were $0.09 compared to $0.01 in the prior-year period

In our Laboratory segment, revenues from drugs-of-abuse (DAU) testing in the quarter increased 9.6% to $9.6 million, from $8.8 million in the prior-year period.  Our clinical laboratory diversification efforts initiated in 2008 continue to have momentum with clinical laboratory revenues in the quarter increasing 15.7% to $8.0 million, compared to $6.9 million for the prior-year period.  Clinical Trial Services revenues for the quarter increased 204.4% to $2.5 million, compared to $0.8 million for the prior-year period.  In the Diagnostic segment, revenues were up 20.3% for the quarter.  The increase is attributable to improved sales in the workplace drugs-of-abuse market with our PROFILE®-II A and PROFILE®-III A products, increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader, and increased sales in the government market with our SURE-SCREEN® devices.

Gross margins improved in both the Laboratory Services and Diagnostic Products segments with overall gross margin increasing 230 basis points to 40.6%, compared to 38.3% in the first quarter of 2010.  Selling, General and Administrative expenses for the quarter were 33.5% of revenue, compared to 35.1% of revenue in the prior-year period, and were down slightly from the fourth quarter of 2010.  Cash on hand at quarter end was $1.0 million and the Company has no long term debt.

MEDTOX will hold a teleconference to discuss 2011 first quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern).  The Company will discuss these results and other corporate matters.  During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (877) 856-1956 ten minutes before the scheduled start time today.  International callers may access the call by dialing (719) 325-4934.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through April 21 at (888) 203-1112, passcode # 9308726.  International callers may access the replay at (719) 457-0820 with the same passcode # 9308726.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices.  The Company also supports customers with complete logistics, data and program management services.  MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide.  This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials.  MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing.  For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to momentum in our clinical laboratory business are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2010 Annual Report on Form 10-K and incorporated herein by reference.  You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$9,640	$8,796
Clinical & other laboratory services	7,975	6,890
Clinical trial services	2,536	833
Product sales	5,585	4,642
	25,736	21,161

COST OF REVENUES:
Cost of services	12,952	11,033
Cost of sales	2,333	2,028
	15,285	13,061

GROSS PROFIT	10,451	8,100

OPERATING EXPENSES:
Selling, general and administrative	8,624	7,433
Research and development	594	549
	9,218	7,982

INCOME FROM OPERATIONS	1,233	118

OTHER INCOME (EXPENSE):
Interest expense	(24)	(1)
Other income	16	5
	(8)	4

INCOME BEFORE INCOME TAX EXPENSE	1,225	122

INCOME TAX EXPENSE	(447)	(45)

NET INCOME	$778	$77

BASIC EARNINGS PER COMMON SHARE	$0.09	$0.01

DILUTED EARNINGS PER COMMON SHARE	$0.09	$0.01

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,850,228	8,632,574
Diluted	9,043,757	8,847,337

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$ 1,032	$ 1,285
Accounts receivable, net	20,179	19,575
Inventories	4,081	3,902
Other current assets	4,996	5,297
Total current assets	30,288	30,059

Building, equipment and improvements, net	28,163	28,164

Other assets	17,168	17,234
Total assets	$ 75,619	$ 75,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 14,368	$ 13,905

Long-term obligations	7,670	7,433

Stockholders’ equity	53,581	54,119
Total liabilities and stockholders’ equity	$ 75,619	$ 75,457